Exhibit 99.1

ONCOTHYREON REPORTS FIRST QUARTER 2009
FINANCIAL RESULTS

SEATTLE, WASHINGTON - May 14, 2009 - Oncothyreon Inc. (NASDAQ: ONTY) (TSX: ONY) (the “Company”) today reported a net loss of $2.5 million or $0.13 per basic and diluted share for the quarter ended March 31, 2009, compared with a net loss of $5.1 million or $0.26 per basic and diluted share for the comparable period in 2008. The decrease in net loss is primarily the result of the transfer of manufacturing activities for Stimuvax® to Merck KGaA in December 2008, resulting in a decrease of combined research and development and manufacturing expenses partly offset by a decrease in both contract manufacturing revenue and licensing revenue from collaborative agreements.

Total revenue was $4,000 in the first quarter of 2009, compared to $2.0 million for the same period in 2008.  The decrease of $1.7 million in contract manufacturing revenue is the result of the transfer of manufacturing of Stimuvax to Merck KGaA in December 2008.  The decrease of $0.3 million in licensing revenue resulted from the recognition of all deferred revenue under our agreements with Merck KGaA in December 2008, as the Company no longer has any performance obligations under these agreements.

Expenses for the quarter ended March 31, 2009, were $2.5 million, compared with $7.1 million for the comparable period in 2008. Combined research and development and manufacturing expenses decreased to $0.7 million in the 2009 first quarter from $4.4 million in the 2008 first quarter, primarily as the result of the cessation of manufacturing activities for Stimuvax and the transfer of our Edmonton, Alberta facility to Merck KGaA.  General and administrative expenses decreased to $1.8 million in the 2009 first quarter from $2.7 million in the 2008 first quarter, primarily as a result of expenses in 2008 which related to the Company’s reincorporation in the United States and of fewer personnel in 2009.

As of March 31, 2009, Oncothyreon’s cash and cash equivalents were $15.4 million, compared to $19.2 million at the end of 2008, a decrease of $3.8 million, or 19.8 percent. Major contributors to the net change included $2.1 million used in operations in the quarter and a decrease in accounts payable and accrued liabilities of $1.7 million.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  The Company is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2009 are expected to be substantially less than in 2008, primarily as a result of transferring manufacturing and process development activities for Stimuvax to Merck KGaA and of the previously announced plan to restrict development activities to PX-478 and PX-866. Oncothyreon currently expects cash used in operations in 2009 to be approximately $12 million. As a result, Oncothyreon estimates that the Company's existing cash, together with a milestone payment from Merck KGaA expected at year end, will be sufficient to fund operations for at least the next twelve (12) months.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon's investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com

Oncothyreon Inc.

Consolidated Statements of Operations and Other Comprehensive Loss Data
(in thousands except per share amounts)
(unaudited)

	Three Months Ended March 31
	2009	2008

Revenue
Contract manufacturing	$-	$1,718
Licensing revenue from collaborative agreements	4	302
	4	2,020

Expenses
Research and development	680	2,308
Manufacturing	-	2,080
General and administrative	1,751	2,703
Depreciation	65	103
Investment and other income, net	(20)	(60)
	2,476	7,134
Net loss	(2,472)	(5,114)
Other comprehensive loss	-	(103)
Comprehensive net loss	$(2,472)	$(5,217)
Basic and diluted loss per share	$(0.13)	$(0.26)
Weighted average number of common shares outstanding (in thousands)	19,492	19,486

Oncothyreon Inc.

Consolidated Balance Sheets Data
(in thousands)
(unaudited)

	March 31, 2009	December 31, 2008

Cash, cash equivalents and short term investments	$15,430	$19,166
Total assets	$21,207	$24,971
Total long-term liabilities	$389	$393
Stockholders’ equity	$18,661	$20,717
Common shares outstanding (in thousands)	19,492	19,492